Exhibit 10.14

Restricted Stock Unit Award
Terms and Conditions
Under
KEURIG DR PEPPER INC. OMNIBUS STOCK INCENTIVE PLAN OF 2019
(Amended and restated as of December 7, 2020)
This instrument (the “Terms and Conditions”) evidences the grant effective on September 15, 2020 (the “Grant Date”) of an award of restricted stock units by Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), under the Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2019 (the “Plan”) in respect of 868,056 shares of the Common Stock of Company (each, a “Share”), as set forth in your award notice (the “Award”). On December 7, 2020, the Award was modified to, among other things, modify the vesting schedule of the restricted stock units and provide for certain restricted stock units to vest only if specified performance metrics are achieved. Any term capitalized but not defined in these Terms and Conditions will have the meaning set forth in the Plan or on Exhibit A hereto.
1.Grant of Units.
(a)RSU Grant. In accordance with the terms of the Plan and subject to these Terms and Conditions, as of the Grant Date you are hereby granted time-based restricted stock units (“RSUs”) in respect of 217,014 Shares. The RSUs, and any Shares acquired upon settlement thereof, are subject to the following terms and conditions and to the provisions of the Plan, the terms of which are incorporated by reference herein.
(b)PSU Grant. In accordance with the terms of the Plan and subject to these Terms and Conditions, as of the Grant Date you are hereby granted performance-based restricted stock units (“PSUs” and collectively with RSUs, the “Units”) in respect of 651,042 Shares. The PSUs, and any Shares acquired upon settlement thereof, are subject to the following terms and conditions and to the provisions of the Plan, the terms of which are incorporated by reference herein.
2.Vesting Period.
(a)In General. Provided you remain in Service through any applicable vesting date, the Units shall vest as follows:
(i)33% of the RSUs shall vest on each of January 15, 2022 and January 15, 2023, and 34% of the RSUs shall vest on January 15, 2024; and
(ii)the PSUs shall vest based upon the level of achievement of the applicable Performance Goals in the time and manner set forth on Exhibit A, provided that you remain in Service through any such vesting date set forth therein.
Except as otherwise provided in Section 2(b) or 4 below, in the event your Service terminates for any reason, all Units that are unvested as of your termination of Service shall automatically terminate without consideration as of the date of such termination and your right to receive further Units under the Plan shall also terminate as of the date of such termination.
(b)Death or Disability. If, before the applicable vesting date set forth in this Section 2 or on Exhibit A (as applicable), your Service terminates due to death or Disability, then all RSUs shall fully vest and the PSUs for all Applicable Performance Periods that have not yet concluded shall vest at 100% of the Payout Percentage set forth on Exhibit A; provided that if your service terminates due to death or Disability after the completion of an Applicable Performance Period but prior to the vesting date set forth on Exhibit A, then the PSUs shall vest at the actual level of achievement of the Performance Goals in the manner set forth on Exhibit A.
(c)Service. For this purpose, years of service shall be based on the period of time elapsed from your commencement of services (whether as an employee or Director) with the Company, any of its Subsidiaries or any of their respective affiliates to the date such services terminate, whether due to

Retirement, death, Disability or for any other reason. A transfer of Service from the Company to a Subsidiary or an affiliate or from an affiliate of the Company to the Company, a Subsidiary or another affiliate of the Company shall not constitute a termination of Service. If, upon termination of employment with the Company, any Subsidiary or any of their respective affiliates, you become or continue to serve as a member of the Board or the board of directors of such an affiliate you shall not be deemed to have had an interruption in Service. For purposes of these Terms and Conditions, “Service” means the provision of services in the capacity of an employee or Director. For purposes of these Terms and Conditions, “Director” means any person who is not an employee and who is serving as a member of the Board of Directors of the Company (the “Board”), the board of directors or equivalent governing body of any of the Company’s subsidiaries or affiliates. All determinations regarding Service, including whether any leave of absence is a termination of Service, shall be made by the Remuneration and Nomination Committee (the “Committee”).
(d)Additional Forfeiture. Notwithstanding the foregoing, if at any point prior to January 15, 2024 you cease to hold, at a minimum, a number of Shares equal to the number of Units subject to this Award, then any Units that are unvested as of such point shall automatically and immediately terminate without consideration.
3.Settlement of Units.
(a)Measurement of Performance Award. At the end of each performance period, the Committee shall certify the applicable level of achievement of the Performance Goal for such applicable performance period on the vesting date set forth on Exhibit A and shall provide you with notice as to the level of achievement and number of PSUs earned.
(b)Timing of Settlement. Shares related to the vested Units shall be delivered on the first anniversary of the applicable corresponding vesting date set forth in Section 2 or Section 4 hereof (the “Settlement Date”). If the Settlement Date falls on a weekend or any other day when the national stock exchange on which the Shares of the Company are then listed is not open for trading, affected Units shall be delivered the next following trading day.
(c)Withholding Obligation. Upon settlement of any Units, all federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld (each, a “Withholding Tax”) must be satisfied. Unless otherwise determined by the Committee with respect to individuals who are not individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended, you may satisfy the Withholding Tax pursuant to such procedures as the Committee may specify from time to time, by either (i) paying the amount of required Withholding Tax to the Company in cash, (ii) electing to have the Company sell that number of whole Shares that you have acquired through the vesting of Units having a Fair Market Value at least equal to the amount of the required Withholding Tax, (iii) electing to have the Company withhold Shares otherwise issuable in respect of the Units having a Fair Market Value at least equal to the amount of the required Withholding Tax, or (iv) a combination of the foregoing; provided, however, that if and to the extent that the Withholding Tax is satisfied using Shares issuable in settlement of the Units, the applicable Withholding Tax shall be based on no more than the statutory maximum amount for the applicable jurisdiction.
4.Change in Control.
(a)Change in Control. For purposes of these Terms and Conditions, “Change in Control” means the occurrence of any of the following:
(i)any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or JAB Holding Company S.a.r.l and any successor thereto (“JAB”), or any affiliate of the Company or JAB, is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities. For purposes of this clause (i), a “beneficial owner” has the meaning given to such term in Rule 13d-3 under the Exchange Act, except that a person shall be deemed to be the “beneficial owner” of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period referred to in such Rule; or
(ii)the consummation of a plan or agreement approved by the Company’s shareholders, providing (i) for a merger or consolidation of the Company (other than with a wholly owned subsidiary of such entity and other than a merger or consolidation that would result in the voting securities of such entity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of such entity or such surviving entity outstanding immediately after such merger or consolidation or (ii) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.
Notwithstanding the foregoing, to the extent the Units constitute deferred compensation under Section 409A of the Code (“Section 409A”), and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, a Change in Control shall be deemed to have occurred under the Plan with respect to the Units only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A.
(b)Treatment Upon a Change in Control. In the event of a Change in Control, unless otherwise determined by the Committee prior to the occurrence of a Change in Control, the Company shall take all actions necessary or appropriate to assure that each Award outstanding under the Plan shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”) by the entity for which you will be performing Service immediately following the Change in Control (or the parent or a subsidiary of such entity); provided that the performance conditions applicable to the PSUs shall be deemed to be achieved as of the date of the Change of Control at 100% of the Payout Percentage set forth on Exhibit A, and will convert into an Alternative Award vesting on the applicable vesting dates set forth on Exhibit A based solely on your continued Service through the applicable vesting dates.
(c)Double-Trigger Vesting Upon a Change in Control. Any Alternative Award must provide that if your Service is terminated upon or following such Change in Control (x) by the Company other than for Cause or (y) by you for Good Reason (as defined below), in either case, within 24 months following the Change in Control, your rights under each such Alternative Award shall become fully vested and payable, whichever is applicable, in accordance with its otherwise applicable terms (including, without limitation, provisions similar to Sections 3(b) and 4(e) hereof). In addition, any such Alternative Award granted to you must
(i)provide you with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under the corresponding Award; and
(ii)have substantially equivalent economic value to such Award (as determined by the Committee as constituted immediately prior to the Change in Control).
(d)Accelerated Vesting and Payment. Notwithstanding the provisions of Section 4(b), the Committee may otherwise determine that, upon the occurrence of a Change in Control, all or any portion of the Units that are then still outstanding shall become vested and shall be immediately payable in Shares or other property immediately following the Change in Control (or, if so directed by the Committee, cash in an amount equal to the Fair Market Value of the Shares or other property that would otherwise have been deliverable to you) to the extent permissible under Section 409A without imposition of additional taxes and penalties.
(e)Good Reason. For purposes of this Section 4, “Good Reason” shall have the meaning set forth in any employment, severance or other bilateral written agreement between you and the Company, a Subsidiary or any affiliate of the Company. If there is no employment, severance or other bilateral written agreement between you and the Company, a Subsidiary or an affiliate of the Company, or if such agreement does not define “Good Reason,” then “Good Reason” shall mean the occurrence of any of the following:
(i)a material reduction in your base salary, other than as part of an overall expense reduction program that is generally applicable to all similarly situated employees;
(ii)a material adverse reduction in your duties and responsibilities such that you are required to serve in a position that is at least two salary grades lower than the position in which you had been serving prior to such reduction, or any other such similar reduction in duties and responsibilities; or
(iii)the relocation of your principal workplace without your consent to a location more than 50 miles distant from the location at which you had previously been principally providing services.
(f)Provisions Related to Golden Parachute Excise Tax. Notwithstanding anything to the contrary contained in these Terms and Conditions, to the extent that any of the payments and benefits provided for under the Plan, any Award or any other agreement or arrangement between the Company, any Subsidiary or any of their respective affiliates and you (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Code (a “Parachute Payment”), then, if and solely to the extent that reducing the benefits payable hereunder would result in your receiving a greater amount, on an after-tax basis, taking into account any Excise Tax and all applicable income, employment and other taxes payable on such amounts, the amount of such Payments shall be reduced to the amount (the “Safe Harbor Amount”) that would result in no portion of the Payments being treated as an excess parachute payment pursuant to section 280G of the Code (the “Excise Tax”). Any reduction in the amount of compensation or benefits effected pursuant to this Section 4 shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to you, then ratably from any other payments which are treated in their entirety as Parachute Payments and then ratably from any other Parachute Payments payable to you.
5.Nontransferability of Units; Transferability of Shares. The Units granted hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution or, to the extent approved by the Committee, to a trust for estate planning purposes, and all rights with respect to the Units shall be available during your lifetime only to you, a trustee approved by the Committee, or your guardian or legal representative. The Committee may, in its sole discretion, require your guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of you.
6.No Limitation on Rights of the Company. The grant of the Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
7.Plan and Terms and Conditions Not a Contract of Employment or Service. Neither the Plan nor these Terms and Conditions are a contract of employment or Service, and no terms of your employment or Service will be affected in any way by the Plan, these Terms and Conditions or related instruments, except to the extent specifically expressed therein. Neither the Plan nor these Terms and Conditions will be construed as conferring any legal rights on you to continue to be employed or remain in Service with the Company, nor will it interfere with any right of the Company, any Subsidiary or any of their respective affiliates to discharge you or to deal with you regardless of the existence of the Plan, these Terms and Conditions or the Units.
8.Employee Confidentiality and Non-Competition Obligations. As a condition to your eligibility to receive an Award under the Plan and the vesting of any Shares granted thereunder, you must execute and comply fully with the Employee Confidentiality and Non-Competition Agreement that is attached as Exhibit B to these Terms and Conditions, which is incorporated herein by reference.
9.No Rights as a Shareholder. Before the date as of which you are recorded on the books of the Company as the holder of any Shares related to the Units, you will have no rights as a shareholder by reason of these Units (including voting rights or any right to dividends or dividend equivalents).
10.Continued Effect of Award Agreement. To the extent that the Plan or these Terms and Conditions contain provisions that are intended to have effect after the date(s) as of which your rights in respect to the Units have become vested (including, but not limited to, following the date of your termination of Service), the Units and any Shares issued in respect of the Units shall continue to be subject to the terms of the Plan and these Terms and Conditions.
11.Securities Law Requirements. If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of these Terms and Conditions or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to issuance, the Company may require you to make written representations it deems necessary or desirable to comply with applicable securities laws. No person who acquires Shares under these Terms and Conditions may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.
12.Notice. Any notice or other communication required or permitted under these Terms and Conditions must be in writing and must be delivered personally, sent by certified, registered or express mail or by email, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally, on the date sent by email or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:
Keurig Dr Pepper Inc.
5301 Legacy Drive
Plano, TX 75024
Attention: Chief Legal Officer, Corporate General Counsel and Secretary
Email: jim.baldwin@kdrp.com
Notice to you should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 12 by giving such other party written notice of such change, in accordance with the procedures described above.
13.Successors. All obligations of the Company under these Terms and Conditions will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.
14.Governing Law. To the extent not preempted by federal law, these Terms and Conditions, except as otherwise provided in Exhibit B, will be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

15.Plan Document Controls. The rights granted under these Terms and Conditions are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in these Terms and Conditions. If the terms of these Terms and Conditions conflict with the terms of the Plan document, the Plan document will control.
16.Amendment. These Terms and Conditions may be amended unilaterally by the Company to the extent determined by the Committee and permitted under the Plan, or by a written instrument signed by both parties.
17.Entire Agreement. These Terms and Conditions, including Exhibit A and Exhibit B, together with the Plan, constitute the entire obligation of the parties with respect to the subject matter of these Terms and Conditions and supersede any prior written or oral expressions of intent or understanding with respect to such subject matter, including, without limitation, the prior terms and conditions governing the Units, dated September 15, 2020.
18.Administration. The Committee administers the Plan and these Terms and Conditions. Your rights under these Terms and Conditions are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. You hereby acknowledge receipt of a copy of the Plan.
19.Section 409A. The Units awarded pursuant to these Terms and Conditions are intended to comply with or, in the alternative, be exempt from Section 409A. Any reference to a termination of Service shall be construed as a “separation from service” for purposes of Section 409A. If you are a “specified employee” (as defined in Section 409A), then to the extent necessary to avoid the imposition of taxes under Section 409A, you shall not be entitled to any payments upon a termination of your service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of your “separation from service” and (ii) the date of your death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 19 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to you in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award will be paid in accordance with the normal payment dates specified for them herein. Neither you nor the Company, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of these Terms and Conditions, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A. Each payment of Shares under these Terms and Conditions, and each payment or benefit payable pursuant to the terms of the benefit plans, programs and policies of the Company, shall be considered a separate payment for purposes of Section 409A.
20.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you hereby agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agree that your electronic signature is the same as, and shall have the same force and effect as, your manual signature.
21.Data Protection. By accepting these Units, you hereby agree to permit the Company, its Subsidiaries and each of their respective affiliates to process personal data and sensitive personal data about you in connection with the Plan. Such data includes, but is not limited to, the information provided hereunder and any changes thereto, other appropriate personal and financial data, and information about your participation in the Plan and the Units granted to you under the Plan from time to time (collectively, “Personal Data”). You consent to each and any of the Company, any Subsidiary and each of their respective affiliates processing and transferring any Personal Data outside the country in which you work or are employed to the United States and any other third countries. The legal persons for whom Personal Data is intended include the Company, each Subsidiary and each of their respective affiliates, the Committee and the Board, any administrator selected from time to time to administer the Plan, and any other person or entity that the Company, the Committee or the Board involves in the administration of the Plan. Each of the Company, any Subsidiary and each of their respective will take all reasonable measures to keep Personal Data confidential and accurate. You can access and correct your Personal Data by contacting your human resources representative. By accepting participation in the Plan, you agree and acknowledge that the transfer of information is important to the administration of the Plan and failure to consent to the transmission of that information may limit your ability to participate in the Plan.

KEURIG DR PEPPER INC.

By:

Name:

Title:

EXHIBIT A
PERFORMANCE GOALS AND VESTING TERMS
FOR PERFORMANCE UNIT AWARD

1.Performance Award. The Award consists of an aggregate of 651,042 PSUs.
2.Performance Period; Vesting. Subject to your continued Service through each applicable date the PSUs shall vest as follows:
a.33% of the PSUs (rounded up to the nearest whole unit) shall vest on January 15, 2022 subject to the achievement of the Performance Goal (set forth below) during the period beginning on January 1, 2021 and ending on December 31, 2021 (the “First Performance Period”);
b.33% of the PSUs (rounded up to the nearest whole unit) shall vest on January 15, 2023 subject to the achievement of the Performance Goal during the period beginning on January 1, 2021 and ending on December 31, 2022 (the “Second Performance Period”); and
c.34% of the PSUs (rounded down to the nearest whole unit) shall vest on January 15, 2024 subject to the achievement of the Performance Goal during the period beginning on January 1, 2021 and ending on December 31, 2023 (the “Third Performance Period”).
Any PSUs that do not vest during the performance period during which they are first eligible to vest shall be forfeited and shall not be eligible to vest in any other future performance period. Each applicable tranche shall be measured for achievement of the Performance Goal during its Applicable Performance Period independently and without regard to any other applicable tranche.
3.Performance Goal. Subject to Section 4 below, the actual number of PSUs that may be earned during a performance period shall be equal to the product obtained by multiplying (x) the number of PSUs eligible to be earned during such period by (y) the payout percentage set forth in the following table (the “Payout Percentage”) that corresponds to the Company’s Relative TSR percentile rank during the Applicable Performance Period. There shall be no interpolation between Relative TSR percentile ranks.

Company’s Relative TSR Percentile Rank	Payout Percentage of an Applicable Tranche
80th Percentile and above	100%
70th Percentile to less than 80th Percentile	75%
60th Percentile to less than 70th Percentile	50%
50th Percentile to less than 60th Percentile	25%
Below 50th Percentile	0%
4.Negative TSR Cap. Notwithstanding anything set forth in Section 3 and regardless of the Company’s actual Relative TSR percentile rank, if the Company’s TSR for an Applicable Performance Period is negative, then the Payout Percentage for the corresponding applicable tranche shall be no more than 50%.\
5.Definitions. For purposes of this Exhibit A, the following terms have the following meanings:
a.“Applicable Performance Period” means either the First Performance Period, the Second Performance Period or the Third Performance Period.
b.“Beginning Stock Price” means the average closing stock price for the thirty (30) trading days preceding the start of an Applicable Performance Period.
c.“Ending Stock Price” means the average closing stock price for the last thirty (30) trading days preceding the start of an Applicable Performance Period.

d.“Peer Group” means the companies that comprise the S&P 500 index on the date of grant of the Performance Award. Each such company shall be included in the Peer Group only if the company is also publicly-traded at the end of the Applicable Performance Period.
e.“Performance Goal” means the Company’s Relative TSR for an Applicable Performance Period.
f.“Relative TSR” means the percentile ranking of the Company’s TSR as compared to the TSR of each company in the Peer Group.
g.“TSR” or total shareholder return means the (a) the sum of (x) the Ending Stock Price minus the Beginning Stock price and (y) reinvested dividends, divided by (b) the Beginning Stock Price.
6.Committee Authority. The Committee shall have the power and authority in its sole discretion to make all determinations that it determines to be necessary or appropriate in its sole discretion with respect to this Exhibit A, including (i) all determinations concerning the level of achievement of the applicable Performance Goals and (ii) any adjustments to the Performance Goals.

EXHIBIT B
EMPLOYEE CONFIDENTIALITY AND
NON-COMPETITION AGREEMENT

This Employee Confidentiality and Non-Competition Agreement (this “Agreement”) by and between Keurig Dr Pepper Inc. on behalf of itself and its subsidiaries (collectively, the “Company”) and the undersigned employee (“Employee”) is effective as of the date accepted, or signed below. Employee and Company agree as follows: Employees in California, Louisiana, Massachusetts, Wisconsin, Virginia, Nebraska, and Oklahoma are directed to Appendix A for important limitations on the scope of this Agreement.

A.Definition of Trade Secrets and Confidential Business Information. The Company has invested substantial time, money, and effort developing its trade secrets, including, without limitation: products; business and strategy plans; pricing and pricing strategies; financial strategies, projections and forecasts; supply chain and manufacturing processes; consumer propositions; marketing and sales programs and presentations; private or sensitive employee information (such as social security information or birth dates, and information obtained from any confidential human resources or employee files/records to which Employee may have access); names, addresses and contact information of customers and suppliers and prospective customers and suppliers; customer and supplier information (including, without limitation, methods of operation, requirements, preferences and history of dealings with the Company); research and development plans, results and experimental work; improvements; ingredients; formulas; inventions; creative works; engineering; designs; know-how; licenses; permits; and other unique processes and compilations of information that have recognized value and are not generally available through other sources (“Trade Secrets”). The same is true of information regarding its various products, ingredients, supply chain, marketing programs and financials that is treated as confidential by the Company that may not rise to the level of a Trade Secret, which may include confidential or proprietary information of third parties that has been disclosed to the Company in confidence (“Confidential Business Information”). Confidential Business Information does not include information that properly and lawfully has become generally known to the public other than as a result of the act or omission of Employee. Collectively, Trade Secrets and Confidential Business Information are referred to hereafter as “Confidential Information.” Confidential Information does not include information lawfully acquired by a non-supervisory employee about wages, hours or other terms and conditions of non-supervisory employees if used by them for purposes protected by §7 of the National Labor Relations Act (the NLRA) such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for their mutual aid or protection.

B.Importance of Confidential Information. In order to develop Employee’s skills and enable Employee to perform his or her duties, Employee acknowledges that the Company hereby agrees to provide Employee with portions of its Confidential Information. By signing this Agreement, Employee acknowledges that he/she has received and/or will in the future receive portions of the Company’s Confidential Information. Employee acknowledges that he/she will be making use of, acquiring, accessing and/or adding to such Confidential Information on behalf of the Company throughout the period of his/her employment. Employee recognizes that access to and knowledge of this information is essential to the performance of Employee’s duties with the Company. Employee acknowledges and agrees that the Company’s Confidential Information is a valuable, special, and unique asset of the Company and such Confidential Information is extremely important in the highly competitive non-alcoholic beverages industry in which Company is engaged, which includes, but is not limited to, the manufacture, sale, distribution and marketing of fruit-based purees/sauces, carbonated and non-carbonated soft drinks, concentrates and syrups for soft drinks, alcoholic beverages, coffee, tea, cocoa, water, juices or fruit-based beverages, energy drink,

1 Employees in California, Louisiana, Massachusetts, Wisconsin, Virginia, Nebraska, and Oklahoma are directed to Appendix A for important limitations on the scope of this Agreement.

sports drinks, functional beverages, mixers and other forms of beverages, as well as the appliances or pods that brew, make or contain such beverages (collectively the “KDP Business”). Employee acknowledges that the disclosure of any Confidential Information will cause the Company imminent harm and substantial, irreparable injury, including loss of profit and other damages such as loss of goodwill and a decrease in market share which are difficult to calculate. Employee acknowledges that the Company retains a proprietary interest in its Confidential Information that continues beyond the termination of Employee’s employment. Employee further acknowledges that the preservation and protection of the Confidential Information is an essential part of Employee’s employment by and business relationship with the Company and that Employee has a duty of fidelity and trust to the Company in handling the Confidential Information both during and after Employee’s employment by the Company. Employee agrees to abide by the Company’s policies as communicated to Employee from time to time, including without limitation the Company’s policies with regard to protection of Confidential Information. It is important that each employee recognize and acknowledge that the Company would likely sustain great loss if such Confidential Information were improperly disclosed or misappropriated.

C.Non-Disclosure, Misuse, and Return of Documents. As a material inducement to the Company to provide Confidential Information to Employee and otherwise enter into this Agreement and employment relationship, Employee agrees that Employee will not disclose, copy or take away any of the Confidential Information, directly or indirectly, or use such information in any way, either during the term of Employee’s employment by the Company or at any time thereafter, except as required in the ordinary course of Employee’s employment for the benefit of the Company. Where an additional time limitation is necessary for this nondisclosure provision to be enforceable, Confidential Business Information shall be protected from disclosure for a period of three (3) years following termination of Employee’s employment by the Company. Trade Secrets shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret under applicable law. Subject to the provisions of Section Q, if disclosure is compelled by law, Employee will give Company as much written notice as possible under the circumstances, will refrain from use or disclosure for as long as the law allows, and will cooperate with Company to protect such information, including taking every reasonable step to protect against unnecessary disclosure. Employee agrees, if he or she becomes aware of an unauthorized use or disclosure of Company’s Confidential Information, he or she will immediately notify Company’s Legal Department, whether or not Employee is a Company employee when he or she becomes aware of the disclosure. Employee agrees that Employee will not use a personal mobile device (e.g., cellphone, smartphone, blackberry, tablet) to create or store any Confidential Information unless Employee has the prior written consent of Company. Employee further agrees that if Employee stores Confidential Information (i) on a personal mobile device without Company’s prior written consent, (ii) on any other personally owned computer (e.g., desktop, laptop) or electronic storage device (e.g., thumb drive, CD), or (iii) in any personal online account (e.g., Yahoo, Dropbox, iCloud), then Employee will provide Company with access to such device, computer or account, upon request consistent with applicable law, so that Company may inspect the device, computer and/or account to insure that all Company materials have been returned and not copied or retained, and/or so that the Company may permanently delete any Confidential Information stored therein. Employee understands and agrees that the storage of Confidential Information on a personal mobile device as described in this subsection, without proper and prior authorization, would violate Company policy. When Employee terminates employment with Company, or earlier if so requested, he or she will return to Company all documents, records, and materials of any kind in his or her possession or under his or her control, incorporating Confidential Information or otherwise, relating to Company’s business, and any copies thereof (electronic or otherwise), other than documents regarding Employee’s individual compensation, such as pay stubs and benefit plan booklets. Employee is not authorized to access and use the Company’s computers, email, or related computer systems to compete or to prepare to compete, or to otherwise compromise the Company’s legitimate business interests, and unauthorized access to or use of the Company’s computers in violation of this understanding may subject Employee to civil and/or criminal liability.

D.Noncompetition and Nonsolicitation. Employee acknowledges and agrees that customer goodwill and information, including the Confidential Information, Employee has acquired and will acquire during the course of Employee’s employment will enable Employee to irreparably injure the Company if Employee should engage in unfair competition. Ancillary to the above agreements and in consideration of the compensation, benefits Including, without limitation, the March 12, 2020, Award made to you under the Keurig Dr Pepper Omnibus Incentive Plan of 2019. and Confidential Information provided to Employee and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee hereby agrees that the following covenants are reasonable and necessary protective covenants for the protection of the value of the agreements described in Sections A-C above and the other terms and conditions contained in this Agreement:

a.Noncompetition. During the term of Employee’s employment with the Company and for a period of two (2) years following the termination of Employee’s employment with the Company for any reason, Employee shall not directly or indirectly, provide Competitive Services in the Restricted Area for a Competitor.

Definitions:

“Competitive Services” means to own, manage, operate, join, control, be employed by or with, or participate in any manner (including, without limitation, as a consultant) with a Competitor. Employee acknowledges and agrees that the scope of this definition is reasonable because as a member of Company’s Executive Leadership Team, Employee provides services to, has material involvement in, and/or receives Confidential Information relating to the KDP Business as a whole.

“Competitor” shall mean any person or entity that competes with the KDP Business. Employee acknowledges and agrees that the scope of this definition is reasonable because as a member of Company’s Executive Leadership Team, Employee provides services to, has material involvement in, and/or receives Confidential Information relating to the KDP Business as a whole.

“Restricted Area” means those geographic areas in which the Company is engaged in manufacturing, selling, distributing, and/or marketing its products. Employee acknowledges and agrees that the scope of this definition is reasonable because as a member of Company’s Executive Leadership Team, Employee provides services to, has material involvement in, and/or receives Confidential Information relating to the KDP Business as a whole.

b.Non-interference with Customer Relationships. During the term of Employee’s employment with the Company and for a period of two (2) years following the termination of Employee’s employment with the Company for any reason, Employee shall not, on Employee’s own behalf or on behalf of any other person or entity, interfere with the relationship of the Company with any person or entity who was a customer of the Company. Where required by applicable law to be enforceable, the foregoing provisions are limited to the Restricted Area.

c.Non-solicitation of Customers. During the term of Employee’s employment with the Company and for a period of two (2) years following the termination of Employee’s employment with the Company for any reason, Employee shall not, on Employee’s own behalf or on behalf of any other person or entity, interfere with the relationship of the Company with any person or entity who was a customer of the Company (referred to herein as a “Covered Customer”) by soliciting or communicating (regardless of who initiates the communication) with a Covered Customer to induce or encourage the Covered Customer to: (a) stop or reduce doing business with Company; or (b) to buy a Competing Product

2 Including, without limitation, the March 12, 2020, Award made to you under the Keurig Dr Pepper Omnibus Incentive Plan of 2019.

from a Competitor, unless a duly authorized Company officer gives Employee written authorization to do so. Where required by applicable law to be enforceable, the foregoing provisions are limited to the Restricted Area.

d.Non-solicitation of Employees. During the term of Employee’s employment with the Company and for a period of two (2) years following the termination of Employee’s employment with the Company for any reason, Employee shall not, either directly or indirectly, participate in, or assist any third party in, recruiting or hiring away any employees of the Company, or encourage or induce any employees of the Company to terminate their employment with the Company. For purposes of this covenant, “Employees” shall refer to current employees of the Company and employees who are not employed by the Company at the time of the attempted recruiting or hiring and/or interference, but were employed by the Company at any time during the six (6) months prior to the time of the attempted recruiting or hiring and/or interference.

e.Reasonableness of Restrictions. Employee has carefully read and considered the provisions of this Section D and agrees that the restrictions set forth herein, including, but not limited to, the time period of restriction, the geographic areas of restriction, and the scope of the restriction are fair and reasonable and do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its affiliated entities, officers, directors, members and other employees. Employee acknowledges that these restrictions will not unreasonably prevent Employee from obtaining gainful employment in Employee’s occupation or field of expertise or cause undue hardship.

f.Notification of Restrictions to Third Parties. Employee agrees that the Company may notify any person or entity employing or contracting with Employee or evidencing an intention of employing or contracting with Employee of the existence and provisions of this Agreement in order to assure that the Company’s rights under this Agreement are adequately protected.

g.Notification by Employee of Post-Termination Employment. If, within one (1) year after Employee’s employment with the Company terminates for any reason, Employee enters into an employment, consulting, or independent contractor relationship with any third party engaged in KDP Business, then Employee agrees to provide the Company written notice of Employee’s job responsibilities within five (5) business days of Employee’s acceptance of employment (or other relationship) (“Employment Notice”). The Employment Notice shall include (i) a description of the duties and responsibilities of the proposed position, (ii) the identity of the employer(s), and (iii) the territory in which Employee will be working. Written notice should be given to the Company, Attention: Chief Legal Officer, 5301 Legacy Drive Plano, TX 75024. Employee also agrees that, upon written request by the Company regarding the status of his/her employment or prospective employment, he/she will respond to the Company in writing as provided herein of the status of his/her employment or proposed employment with any party and that if Employee fails to timely provide the required response within fourteen (14) calendar days of the Company’s written request, the Company may presume that Employee’s employment violates the terms of Sections C or D, and the Company will be authorized by this Agreement to seek immediate injunctive relief as outlined in Section F.

h.Tolling. If Employee violates one of the post-employment restrictions in this Agreement on which there is a specific time limitation, the time period for that restriction will be extended by one day for each day Employee violates it, up to a maximum extension of one year, so as to give Company the full benefit of the bargained-for length of forbearance.

E.Court’s Right to Reform Restrictions. The Company and Employee have attempted to limit Employee’s ability to compete with the Company and solicit employees only to the extent necessary to protect the Company from unfair competition. However, should a court of competent jurisdiction determine that the scope of the covenants contained in Section D exceed the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provisions to such narrower scope as it determines to be reasonable and enforceable under the circumstances existing at that time.

F.Enforcement of Covenants. Employee acknowledges that compliance with the confidentiality, noncompetition and non-solicitation restrictive covenants contained in Sections A through D (including subparts) of this Agreement are necessary to protect the business and goodwill of the Company. Employee also acknowledges that a breach of such covenants will result in irreparable and continuing damages to the Company, for which money damages may be an insufficient remedy to the Company. Further, Employee acknowledges that the ascertainment of the full amount of damages in the event of Employee’s breach of any provision of this Agreement would be difficult. Consequently, Employee agrees that, in the event of a breach or threatened breach of any of the restrictive covenants contained in this Agreement, that the Company, in addition to all other remedies it may have, shall be entitled to both (a) temporary, preliminary and/or permanent injunctive relief to restrain the breach of or otherwise to specifically enforce any of the covenants in order to prevent the continuation of such harm (with $1,000.00 being the agreed amount of any bond that need to be posted (if any) by the Company to secure such injunctive relief); and (b) money damages insofar as they can be determined. Injunctive relief to enforce Sections A through D may be sought by either party from any court of competent jurisdiction. Employee further agrees that the restrictions included within this Agreement are intended to be in addition to, and do not in any way limit, any other obligations owed by Employee to the Company regarding such matters, whether such obligations arise under common law, state or federal statute, ordinance or otherwise. Finally, the parties agree any alleged breach by the Company of any obligations under this Agreement or any other agreement between the parties shall not excuse Employee from performing his/her obligations hereunder or otherwise serve as a defense to the enforceability of this Agreement.

G.Property Rights. Employee will notify the Company promptly of all inventions, improvements, discoveries, or methods relating to or useful in connection with any business conducted by the Company, now or in the future, that Employee makes or discovers while employed by the Company. Employee agrees to and hereby does assign to the Company all rights, title and interest in such inventions, improvements, discoveries and methods and any related patents or patent applications which pertain to business in which the Company is engaged, is reasonably expected to engage or in which it has previously expressed an intention to enter. Employee agrees to cooperate with the Company in completing and executing any documents required to perfect the Company’s interest in any intellectual property developed by or with the Employee, including to the extent such cooperation is required after termination, provided that the Company bears the expense thereof.

1.Inventions Retained and Licensed. Employee has previously submitted to the Legal Affairs Manager for Intellectual Property a list describing all inventions, original works of authorship, developments, improvements and trade secrets that (i) were made by Employee prior to Employee’s employment with the Company, (ii) belong to Employee or in which Employee has an interest, (iii) relate to the Company’s current or proposed business, products or research and development, and (iv) are not assigned to the Company hereunder (collectively, “Prior Inventions”); or, if no such list is submitted, Employee represents and warrants that there are no such Prior Inventions. Employee agrees that Employee will not use, incorporate, or permit to be used or incorporated, any Prior Invention with or into a Company product, process or service without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of Employee’s employment with the Company, Employee uses with or incorporates into a Company product, process or service a Prior Invention, then Employee hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

2.Inventions Assigned to the Company. Employee agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks and trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is in the employ of the Company (collectively, “Inventions”), together with all patent, copyright, mask work, trademark, trade secret, and other intellectual property rights therein throughout the world (collectively, “Intellectual Property Rights”), except as provided in Section G(6) below. Employee further acknowledges that all original works of authorship which are created by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company and which are subject to copyright protection are “works made for hire” as that term is defined in the United States Copyright Act, and such works and all copyrights therein belong solely to the Company. Employee understands and agrees that the decision whether or not to commercialize or market any Invention is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such Invention.

3.Inventions Assigned to Third Parties. Employee agrees to assign to any third party all of Employee’s right, title, and interest in and to any and all Inventions and related Intellectual Property Rights whenever such full title is required to be in such third party by a contract between the Company and such third party.

4.Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions during the term of Employee’s employment with the Company. Such records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the Company’s sole property at all times.

5.Registrations. Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in any Inventions and Intellectual Property Rights relating thereto in any and all countries, including but not limited to the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive right, title and interest in and to such Inventions and Intellectual Property Rights relating thereto. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering any Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and on Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

6.Exceptions to Assignments. To the extent state law where Employee resides requires it (such as under Cal. Lab. Code, § 2870; Del. Code Title 19 § 805; Illinois 765 ILCS 1060/1-3; Kan. Stat. Section 44-130; Minn. Statutes, 13A, Section 181.78; N. Car. General Statutes, Art. 10A, Chapter 66, Commerce and Business, § 66-57.1; Utah Code § 34-39-1 through 34-39-3; Wash. Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140), Employee is notified that no provision in this Agreement requires Employee to assign any of his or her rights to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates at the time of conception or reduction to practice of the invention, (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company. Inventions excluded by the foregoing are referred to herein as “Other Inventions.” Employee will advise the Company promptly in writing of any Invention that Employee believes constitutes an Other Invention and was not previously identified to the Company. Employee will not use or incorporate, or permit to be used or incorporated, any Other Invention owned by Employee or in which Employee has an interest with or into a Company product, process or service without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of Employee’s employment with the Company, Employee uses with or incorporates into a Company product, process or service an Other Invention owned by Employee or in which Employee has an interest, Employee hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Other Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

H.Absence of Restrictions. Employee represents and warrants that Employee knows of no reason that Employee cannot legally enter into this Agreement and perform the personal services contemplated by this Agreement. Specifically, Employee represents and warrants that Employee is not a party to any agreement with a former employer containing any post-employment restrictions, noncompetition provisions or any other restrictive covenants with respect to (i) the rendition of any personal services that Employee is expected to perform or conduct, (ii) the disclosure or use of any information which, directly or indirectly, relates to the business of the Company or the services to be rendered by Employee, or (iii) any other obligation which would impact or restrict Employee’s employment by the Company or the performance of Employee’s duties.

I.Other Party’s Confidential Information. The Company prohibits Employee from engaging in any unfair competition or otherwise misusing confidential information of any other party, including former employers. Accordingly, Employee represents and warrants that Employee (a) will hold and safeguard the confidential information and trade secrets of any other party and will not misappropriate, use, disclose or make available to anyone at the Company any such information; (b) will comply with any lawful non-solicitation agreement applicable to any former employer’s employees, clients or customers; (c) has not wrongfully retained or removed any files, books, correspondence, reports, proposals, records or other documents concerning another party’s business, whether prepared by Employee or not; and (d) will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such other party unless consented to in writing by such other party and the Company.

J.Attorneys’ Fees. Employee agrees and understands that Employee will pay the reasonable attorney’s fees and court costs incurred by the Company if the Company prevails in any lawsuit brought by the Company to enforce the terms of this Agreement. Provided, however, that if Employee resides in and is subject to the law of a state that would convert this recovery of attorney’s fees provision to a reciprocal obligation or an obligation where the prevailing party would recover fees and costs, then such recovery of attorneys’ fees and costs provision shall not apply and each party will bear its own attorneys’ fees and costs.

K.Severability. The validity or unenforceability of any provision herein shall in no way affect the validity or enforceability of any other provision of this Agreement. It is the intention of the parties that if any provision of the Agreement is determined by a court of competent jurisdiction to be void, illegal or unenforceable, in whole or in part, despite the power of the Court to judicially modify this Agreement (as provided by Section E), all other provisions will remain in full force and effect, as if the void, illegal, or unenforceable provision is not part of the Agreement.

L.Governing Law; Venue. This Agreement shall be governed by the laws of the State of Texas without regard to the choice of law provisions thereof. Venue for the enforcement of this Agreement shall be exclusively in an arbitrator or court of competent jurisdiction in Collin County, Texas (as further set forth in Section P below), and the parties to this Agreement hereby consent to personal jurisdiction therein. This Agreement does not alter, reduce or modify any obligations Employee owes to the Company under any other applicable statute or the common law.

M.Assignability. By reason of the special and unique nature of the services hereunder, it is agreed that neither party hereto may assign any interest, rights or duties which it or they may have in this Agreement without the written consent of the other, provided, however, that the Company may, without the written consent of Employee, assign this Agreement to (a) any entity into which the Company is merged or to which the Company transfers all or substantially all of its assets or (b) any entity controlling, under common control with, or controlled by the Company, and Employee agrees that any one or more of these assignees may enforce this Agreement without the need for further consent by Employee.

N.At-Will Employment. This Agreement does not and is not intended to alter or modify in any way the employment-at-will status of the Employee. Employee acknowledges that employment with the Company is not for any specific time and may be terminated at will, with or without cause and without prior notice, by the Company, or Employee may resign for any reason at any time. Employee understands that no supervisor, manager, or representative other than the Company’s President, General Counsel or Executive Vice President of Human Resources has any authority to enter into any agreements with Employee for employment for any specified time period or to make any oral or written promises or agreements contrary to this policy. Further, any agreement limiting the at-will nature of Employee’s employment with the Company entered into by the designated officers shall not be enforceable unless it is in writing.

O.Employee Acknowledgment. Employee acknowledges that he or she has been given an adequate opportunity to seek legal counsel. Employee agrees that he or she has either relied upon the advice of Employee’s attorney or Employee has knowingly and willingly not sought the advice of such attorney. Employee hereby understands and acknowledges the significance and consequence of this Agreement and represents that Employee fully understands and voluntarily accepts the terms of this Agreement.

P.Binding Arbitration. If Employee has executed Company’s Mutual Arbitration Agreement and Class Action Waiver, then the terms of that Agreement will apply to any controversy, claim or dispute with respect to this Agreement. Otherwise any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination or invalidity thereof, shall be submitted to, and determined exclusively by, binding arbitration in accordance with the then current Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA Rules”), to the extent such rules do not conflict with the provisions of this Agreement. The arbitrator shall have the exclusive authority to determine the arbitrability of any dispute asserted by and between the parties. Notwithstanding the foregoing, this Paragraph shall not prevent the Company from seeking a temporary restraining order or temporary injunctive relief from a court of competent jurisdiction in order to protect its rights under this Agreement, provided, however, that such litigation shall be stayed following entry of the temporary restraining order or temporary injunction and the matter shall be compelled to arbitration so that the adjudication of any underlying claim(s) upon which the request for injunctive relief may be based must be pursued through final and binding arbitration, the award from which may serve as the basis for permanent injunctive relief by the arbitrator and, if necessary for entry of same, an appropriate court. Mandatory venue for the arbitration hearing shall be in Collin County, Texas. Employee and the Company agree that upon application of either party to the United States District Court for the Eastern District of Texas, the Court shall enter judgment confirming, modifying or vacating the award made pursuant to the arbitration as provided by the Federal Arbitration Act (the “FAA”), 9 U.S.C. § 1 et seq. and that either party may also pursue such remedy or relief to which it may be entitled pursuant to the FAA in any proceeding as to which this agreement to arbitrate may apply.

Q.Protected Conduct. Nothing in this Agreement, including without limitation Sections C and F, prevents Employee from communicating with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Department of Labor, or any other governmental authority, making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority, or cooperating with or participating in a legal proceeding relating to such violations; provided, however, that to the extent allowed by law, Employee will give the Company as much written notice as possible under the circumstances and will cooperate with the Company in any legal action undertaken to protect the confidentiality of the information; however, nothing herein shall be construed to prohibit Employee from reporting what Employee reasonably believes, in good faith is a violation of the law to an appropriate law enforcement agency, with or without advance notice to the Company.

Employee must sign where indicated below unless this Agreement is being adopted in connection with an award of Restricted Stock Units, Performance Share Units, Stock Options, or other similar awards (“Awards”). In that event, Employee will indicate acceptance of the terms of this Agreement by following the electronic signature procedures on the Morgan Stanley Smith Barney website at www.stockplanconnect.com, or any other future site to which Employee is directed by the Company for that purpose. By accepting the Awards, Employee accepts and agrees to this Employee Confidentiality and Non-Competition Agreement.

EMPLOYEE:	KEURIG DR PEPPER INC.

By:	By:

Print Name:	Print Name:

Date:	Title:

Date:

Appendix A

STATE SPECIFIC MODIFICATIONS

1.    If Employee resides in California or North Dakota: Section D(1) shall not apply; Section D(2) is limited to situations where Employee is aided in his or her conduct by the use or disclosure of the Company’s trade secrets; Section D(3) is limited to solicitation of a Protected Employee to terminate his or her relationship with the Company; the Collin County, Texas, mandatory venue in Section P shall not apply; and no provision or requirement of the Agreement will be construed or interpreted in a manner contrary to the public policy of the State of California or North Dakota.

2.    If Employee resides in Louisiana, for so long as Employee resides in Louisiana and is subject to its laws: the enforcement of the restrictions in Sections D(1) and D(2) will be limited within Louisiana to the parishes and outside of Louisiana to those counties in which Employee assisted the Company in providing its products and services, as are indicated below; provided, however, that nothing in Agreement may be construed to prohibit the enforcement of Sections D(1) and D(2) in accordance with their terms in states outside of Louisiana:

The Restricted Area shall specifically include the following Louisiana parishes: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, La Salle, General, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn.

The Restricted Area shall also specifically include the following Texas counties: Cass, Marion, Harrison, Panola, Shelby, Sabine, Newton, Orange, and Jefferson.

The Restricted Area shall also specifically include the following Arkansas counties: Miller, Lafayette, Columbia, Union, Ashley and Chicot.

The Restricted Area shall also include the following Mississippi counties: Issaquena, Warren, Claiborne, Jefferson, Adams, Wilkinson, Amite, Pike, Walthall, Marion, Pearl River and Hancock.

3.    If Employee resides in Wisconsin or Georgia, for so long as Employee resides in Wisconsin or Georgia and is subject to its laws, the tolling provision in Section D(8) shall not apply.

4.    If Employee resides in Virginia, for so long as Employee resides in Virginia and is subject to its laws, the definition of “Competitive Services” in Section D(1) shall be replaced with “services that are the same or similar in function or purpose to those Employee provided to the Company.”

6.    In Employee resides in Nebraska, for so long as Employee resides in Nebraska and is subject to its laws, the customer restriction in Section D(2) is limited to customers with which Employee had contact and the “or received Confidential Information about” language shall not apply.

7.     If Employee resides in Oklahoma, for so long as Employee resides in Oklahoma and is subject to its laws, the customer restriction in Section D(2)and (3) shall be limited as follows: Employee covenants and agrees that for a period of twelve (12) months after employment with Company ends (for any reason), Employee will not directly solicit the sale of goods, services or a combination of goods and services from the established customers of the Company. Section D(1) shall not apply. A customer will be presumed to be established where actual sales and/or services have occurred or been performed in the preceding year and/or where there is an active proposal for sales or services pending or being negotiated as of the date Employee’s employment with the Company ends.

8.    If Employee resides or works in Massachusetts and is subject to its laws, then Sections D(1) and L are amended as follows:

D.    Non-Competition and Non-Solicitation

1. Non-Competition.
Employee and Company acknowledge and agree that the Award made to Employee under the Keurig Dr Pepper Omnibus Incentive Plan of 2019, as well as Employee’s continued access to the Company’s Confidential Information, satisfy the “mutually-agreed upon consideration between the employer and employee” required by the Massachusetts Non-Competition Agreement Act, MGL c.149, § 24L (the “Act”). However, in the event a court of competent jurisdiction determines further consideration is required by the Act, and unless the Company decides to waive the non-competition period, Company will pay the continuation payments described in the Act.
Employee acknowledges that the Employee Confidentiality and Non-Competition Agreement, including this Massachusetts Addendum, was delivered to Employee at least ten (10) business days before the date that both the Agreement and this Addendum were executed by both of the Parties (the “Effective Date”).
Employee acknowledges that he or she has been advised of his or her right to consult with counsel of his or her own choosing prior to signing the Restrictive Covenants Agreement and this Massachusetts Addendum.
Employee acknowledges (i) that the Non-Competition covenant contained in this Section D(1) is no broader than necessary to protect Company’s trade secrets, Confidential Information, and good will, and (ii) that the those business interests, and the business interests identified in the Agreement, cannot be adequately protected through restrictive covenants other than the Non-Competition covenant contained in this section, as well as the non-solicitation, non-interference, non-disclosure, and other restrictions set forth in Section D of the Agreement.
L.    Governing Law, Venue.

The interpretation, validity, and enforcement of the Non-Competition provision set forth in Section D(1) of this Agreement will be governed by the laws of the Commonwealth of Massachusetts, without regard to any conflicts of laws principles that would require the application of the law of another jurisdiction. Subject to the binding arbitration provisions of Section P Employee agrees that any action relating to or arising out of the Non-Competition provision shall be brought in (i) the United States District Court for the District of Massachusetts, Eastern Division, if that Court has subject matter jurisdiction over the dispute; or, if it does not, in (ii) the Business Litigation Session of the Suffolk County Superior Court, or, if the Business Litigation Session does not accept the case for whatever reason whatsoever, the Suffolk County Superior Court.
The interpretation, validity, and enforcement of the provisions of this Agreement other than the Non-Competition provision set forth in Section D(1) of this Addendum shall be governed by the laws of the State of Texas without regard to the choice of law provisions thereof and venue for the enforcement of those provisions shall be exclusively in an arbitrator or court of competent jurisdiction in Collin County, Texas (as further set forth in Section P of the Agreement), and the parties to this Agreement hereby consent to personal jurisdiction therein.